October 14, 2015

Chanticleer Holdings, Inc.

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

Re:       Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Chanticleer Holdings Inc., a Delaware corporation (the “Company”), with respect to the preparation and filing of the Registration Statement on Form S-3 by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed offer and sale by certain selling shareholders of up to 1,874,063 shares of common stock of the Company, par value $.0001 per share (“Shares”).

In our capacity as your counsel in connection with such registration, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents and corporate records, and we have made such inquiries of such officers and representatives of the Company, as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. With your consent, we have relied upon the foregoing or upon assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of the questions of law we considered relevant, and subject to the limitations and qualification in this opinion, it is our opinion that, as of the date hereof, the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Libertas Law Group, Inc.

TEL (310) 889-0699 | Fax (310) 889-0699 | LibertasLaw.com | 225 Santa monica blvd., 11th floor, santa monica, Ca 90401